Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2019

FINANCIAL AND BUSINESS RESULTS

•	Acquired Exclusive Global Rights to CID-103, a Novel Anti-CD38 Monoclonal Antibody

•	Entered into China Distribution Agreement for EVOMELA® (Melphalan Hydrochloride for Injection)

•	Received National Medical Products Administration (NMPA) Approval of Clinical Trial Applications (CTAs) for ZEVALIN® (Ibritumomab Tiuxetan) and for MARQIBO® (Vincristine Sulfate Liposome Injection)

•	Chairman Wei-Wu He, Ph.D. Expanded Role to Include Chief Executive Officer

ROCKVILLE, Md. (May 15, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. pharmaceutical company with a platform to develop and accelerate the launch of innovative therapeutics and pharmaceutical products in China, the U.S., and throughout the world, today reported financial results for the first quarter 2019 and provided a review of recent accomplishments and anticipated upcoming milestones.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “We have made good progress in the first quarter of 2019. Most recently, we announced that we acquired exclusive worldwide rights to a novel anti-CD38 monoclonal antibody (CID-103). Preclinical data suggests an enhanced safety and efficacy profile against a broad array of hematological malignancies expressing CD38, making CID-103 an excellent strategic fit amid our broader oncology platform. We look forward to announcing progress in this program as well as across other key programs in our pipeline.”

First Quarter and Recent Business Highlights

Acquired  worldwide rights to CID-103, a novel anti-CD38 monoclonal antibody – On April 17, 2019, CASI acquired worldwide rights to CID-103, a novel anti-CD38 monoclonal antibody. CID-103 is a human monoclonal antibody targeting a specific epitope of the CD38 cell surface antigen. It is at the IND/IMPD submission stage of development with Phase 1 trials expected in late 2019 or early 2020. The addition of CID-103 compliments the Company’s oncology pipeline and allows the Company to provide more treatment options to patients in the future.

Entered into distribution agreement with China distribution partner for EVOMELA® (melphalan hydrochloride for injection) – In March 2019, the Company entered into an exclusive distribution agreement with China Resources Guokang Pharmaceuticals Co., Ltd., (CRGK) to be the Company’s exclusive distributor in China for EVOMELA®. CASI will maintain responsibility for direct marketing and sales.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

Received National Medical Products Administration (NMPA) Clinical Trial Application (CTA) Approvals – In February and March 2019, CASI announced key NMPA clinical trial approvals (CTA) to conduct confirmatory registration trials for both ZEVALIN® and MARQIBO®, respectively. ZEVALIN® is indicated for relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma and MARQIBO® is indicated for Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. The Company is working toward getting the trials started in China.

Chairman Wei-Wu He, Ph.D. expanded role to include Chief Executive Officer – On April 2, 2019, CASI appointed its Chairman of the Board of Directors as the Company’s Chief Executive Officer. Dr. He served on CASI’s Board of Directors since 2012. Dr. He has a very successful career building companies from early stage to revenue and profitability stages and most recently was the CEO of OriGene Technologies which he co-founded and built into a profitable life science company; OriGene ultimately merged with a publicly traded Chinese company in 2018.

Financial Results for the Quarter ended March 31, 2019

Cash Position: As of March 31, 2019, CASI had cash and cash equivalents of $99.7 million.

R&D Expenses: R&D expenses for the quarter ended March 31, 2019 were $2.6 million compared to $1.7 million in 2018, an increase of $0.9 million. The increase in R&D expenses primarily reflects costs associated with regulatory, consulting and manufacturing related services, primarily associated with our acquired ANDAs in 2018, as well as an increase in facility costs due to new lease space in China, as well as an increase in personnel costs due to growth in the number of employees.

G&A Expenses:  G&A expenses for the quarter ended March 31, 2019 were $5.7 million compared to $1.3 million in 2018. The increase of $4.4 million in G&A over the prior year primarily reflects an increase of $1.6 million in non-cash stock compensation expense largely attributed to stock options issued to the Company’s Chairman and also the President of CASI China, an increase in salary, benefits and recruitment expense, as well as facilities costs primarily in China, related to sales and marketing efforts to prepare for the anticipated launch of the Company’s first commercial product in China, as well as other G&A functions. There were also increased costs associated with professional services fees, including audit and legal services during the 2019 period.

Net Loss: The Company reported a net loss of ($8.2 million), or ($0.09) per share, for the quarter ended March 31, 2019. This compares with a net loss of ($3.6 million), or ($0.05) per share for the first quarter of 2018. The larger net loss for both periods is primarily due to the increase in non-cash stock-based compensation expense during the 2019 period, costs associated with the manufacturing and regulatory support for our ANDA portfolio, and increased costs associated with G&A functions, including employment costs for sales and marketing efforts, as well as increased facilities cost in China and higher professional service fees.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals

CASI Pharmaceuticals is a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, the U.S., and throughout the world. CASI’s product pipeline features (i) CID-103, an anti-CD38 monoclonal antibody being developed for the treatment of hematological cancers; (ii) China regional rights to three U.S. Food and Drug Administration (FDA)-approved drugs (EVOMELA®) (melphalan hydrochloride for injection) approved by China’s National Medical Products Administration (NMPA) for marketing, ZEVALIN® (ibritumomab tiuxetan) and MARQIBO® (vincristine sulfate LIPOSOME injection) approved by NMPA for registration confirmatory trials in China; and (iii) a portfolio of FDA-approved and pending abbreviated new drug applications (ANDAs). CASI has offices in Rockville, Maryland and a wholly owned subsidiary in Beijing, China through which substantially all of our operations are conducted. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the difficulty of executing our business strategy in China; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the FDA, NMPA, or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with CID-103 and our product candidates; risks associated with CID-103 and our other early-stage products under development;  risks that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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(Financial Table Follows)

CASI Pharmaceuticals, Inc.

SUMMARY OF OPERATING RESULTS

Three Months Ended March 31,

	2019	2018
Total Revenues	$-	$-

Research & development	$2,614,657	$1,697,232

General & administrative	$5,709,687	$1,303,122

Acquired in-process research and development	$-	$686,998

Net loss	$(8,159,262)	$(3,590,910)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.09)	$(0.05)

Weight average number of shares outstanding (basic and diluted)	95,649,773	71,215,000

Cash and cash equivalents	$99,733,620	$49,887,600

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